Exhibit 99.2

[Horace Mann Educators Corporation logo]

Dwayne D. Hallman

Senior Vice President—Finance

Horace Mann Educators Corporation

(217) 788-5708

www.horacemann.com

HORACE MANN ESTIMATES IMPACT OF HURRICANE CHARLEY

SPRINGFIELD, Ill., August 25, 2004—Horace Mann Educators Corporation (NYSE:HMN) estimates its financial impact from Hurricane Charley, net of anticipated reinsurance, will total approximately $12 million to $14 million pretax. The estimate’s relatively narrow range is due to the company’s participation in the Florida Hurricane Catastrophe Fund and anticipated recoveries from an underlying catastrophe reinsurance program.

“As a result of lower than normal catastrophe losses in the first half of 2004 and continuing favorable non-catastrophe property and casualty underwriting results, our earnings outlook for the full year—net income before realized investment gains and losses of between $1.45 and $1.55 per share—is unchanged by the estimated impact of Hurricane Charley,” said Louis G. Lower II, President and Chief Executive Officer.

“The devastation experienced by the people of Florida as a result of this hurricane is estimated to be the worst since Hurricane Andrew struck in August 1992,” said Lower. “Horace Mann is making every effort to exceed our customers’ expectations and to ensure timely and equitable claim settlements.”

Horace Mann—the largest national multiline insurance company focusing on educators’ financial needs—provides retirement annuities, life insurance, property/casualty insurance, and other financial solutions. Founded by educators for educators in 1945, the company is headquartered in Springfield, Ill. Horace Mann is publicly traded on the New York Stock Exchange as HMN. For more information, visit www.horacemann.com.

Statements included in this news release that are not historical in nature are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to certain risks and uncertainties. Horace Mann undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise. Information concerning factors that could cause actual results to differ materially from those in forward-looking statements is contained from time to time in the company’s public filings with the Securities and Exchange Commission.

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